ADVOKATERNE
NÉMETH & SIGETTY A/S
CVR-nr. 17022245
FREDERIKSGADE 21 . DK-1265 KØBENHAVN K . TELEFON (+45)33133344

J.nr. 19969 OS/jsh
Date: 220816

NABUfit Global ApS
Vesterballevej 27, 1.
Snoghøj
7000 Fredericia
Denmark
Company reg.no: 36955899
(hereinafter called "NABUfit")

and

LX Sports Marketing LTDA
Avenida Imperatiz Leopoldina, 957, cj 606
CEP 05305-011
Sao Pãulo
Brazil
Registration no.: 23.501.027/0001-63
(here represented by its managing partner Dayyán Morandi Silva, Brazilian, married, ID nº 10.422.043 and CPF nº 294.856.038-19
(hereinafter called "LX")

(together the "Parties") hereby enter into the following

OPERATION AGREEMENT

(hereinafter the "Agreement")

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CONTENTS

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1. OVERALL PURPOSE

1.1 NABUfit wishes to achieve a strong presence on the social media in Brazil and for that reason the company is looking for social media management and marketing strategy to promote the brand and download the application APP Nabufit in Brazil.

1.2 LX is a company specialized in digital marketing and sports marketing and wants to provide social media management strategy and marketing services for NABUfit.

1.3 The mutually agreed objectives and plans for the co-operation of the Parties with regard to the establishment and maintenance of NABUfit's presence on the social media in Brazil is described in the enclosed document "LX Sports & NABUfit, Social Media Management & Business Development in Brazil, May 24, 2016", **Enclosure 1**. Enclosure 1 is to be considered an integral part of this Agreement to the extent legally reasonable.

2. DURATION OF THE AGREEMENT

2.1 The Agreement commences on 1 September 2016 and continues for a 6 months' period until it automatically expires on 28 February 2017 unless it is prolonged for another 6 months' period by NABUfit before the 01 of February 2017.

2.2 The Parties agree to renegotiate the Agreement before the February 01, 2017 – however – if the renegotiation does not result in a new agreement, NABUfit maintains the right to prolong the Agreement as set in Clause 2.1.

2.3 The Agreement cannot be terminated for the first 6 months' duration period, unless a party breaches the Agreement and fails to remedy the breach within a one month notice period.

2.4 After the first 6 months' period the Agreement may be terminated with one month's notice to expire at the end of a month. If Nabufit does not notice LX Sports the termination of the contract before 01 February, 2017, the contract it will be automatically renewed for another six months in accordance with clause 2.1.

3. TERRITORY

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3.1 The territorial area of this Agreement is Brazil.

4. LX OBLIGATIONS

4.1 The overall obligations of LX are to deliver on-line marketing of NABUfit and NABUfit's products in the territory, to provide the content of the platforms in the Portuguese language, to work out a marketing plan/strategy for NABUfit's appearance on the social media in Brazil and to implement such plan everything in close collaboration with and depending on NABUfit's approval. LX shall be responsible for all PR-work for NABUfit in Brazil. Included in LX obligations are the following tasks:

4.2

- Setup Facebook (NABUfit Brazil), Instagram (NABUfit Brazil), Twitter, Youtube and Snapchat accounts in Portuguese. (NABUfit will receive login codes to all these accounts and admin rights to bm@nabufit.com, mk@nabufit.com, rj@nabufit.com).
- Ensure planning and daily Digital Media Management on the following channels: Facebook (min. one a day) + Instagram (min. 5-7 times a week) + Twitter + Snap chat + Youtube.
- Creating, updating, maintenance and development of content in Portuguese to the NABUfit website (www.nabufit.com) and social networking channels in Brazil in accordance with enclosure 1.
- LX must send every month to NABUfit the media and content planning for approval before publishing.

4.3 To achieve a high level of quality for NABUfit's appearance on the social media in Brazil, the digital management team that will carry out the obligations of LX toward NABUfit shall as a minimum consist of a senior designer, a social networking manager, and a content manager (all three to be identified by name to NABUfit no later than 1 September 2016).

4.4 Goals and success criteria for LX toward NABUfit:

- Daily or all most daily updates on the social medias.
- 9-12 news articles in 6 months.
- There are 90 million FB users in Brazil. LX must ensure to make the best effors to reach 0.3-0.6 million likes in the first 6 months on the FB page using the social media strategies and media planning approved by NABUfit before.

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5. NABUfit's OBLIGATIONS

5.1 NABUfit shall pay LX at the end of each month during the duration of the Agreement a cash amount of USD 5,000. The payment must be made in the following account in Brazil.

LX Sports Marketing
Corpoarte Tax [redacted]
Bank Itaú - 341
Branch: 7166
Account #: [redacted]
Swift Code: ITAUBRSP
Código IBAN: [redacted]

5.2 NABUfit shall deliver to LX as payment per month during the duration of the Agreement 2,800 shares of face value USD 0,0001 per share. The value of each share is fixed at USD 2.5 equivalating USD 7,000 per month. For the first 6 months' period NABUfit shall deliver 16,800 shares to LX before the end of September 2016.

5.3 Any tax consequences of payments under this Agreement are of no concern of NABUfit.

5.4 Expenses for transportation, accommodation and food, resulting from any work that must be done from LX Sports to Nabufit, it will responsible of the company, inside or outside of Brazil, and should be approved in advance by the company.

5.5 All content and social networking strategies made by LX Sports, should be used only to Brazil. If the company wishes to extend use of the content for other countries should contact the company to request approval.

6. OWNERSHIP RIGHTS

6.1 NABUfit is the sole owner of any and all social media accounts, content, words, photographs, and drawings rights, information, visitors, and customer contact details, ip-addresses, websites, etc. connected to the social media deliveries by or provided through LX as part of LX' fulfilment of its obligations under the Agreement.

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7. FURTHER CO-OPERATION BETWEEN THE PARTIES / PAYMENT FOR SAME

7.1
- LX Sports will work along with NABUfit signing up other Brazilian sports stars or famous people. Fee will be negotiated from case to case.
- LX Sports will receive 10% (handling fee) on top of all media buying. All media buying need to be approved by NABUfit.
- LX Sports will receive 10% in commission if they raise capital to NABUfit Global, Inc.

8. OBLIGATIONS RELATED TO EXPIRY OF AGREEMENT

8.1 To the extent possible and without undue delay, LX shall at no cost to NABUfit at the expiry of the Agreement, transfer all information, technical matter, etc. in its possession to NABUfit's possession (NABUfit's servers, etc.).

9. DISPUTE RESOLUTION

9.1 This Agreement including enclosures shall be governed by, construed and take effect in accordance with the laws of Denmark. Any choice of law, statutes to the contrary shall be without effect.

9.2 The courts of Denmark shall have exclusive jurisdiction over any claim, dispute or difference which may arise out of or in connection with this Agreement (including without limitation, claims for set-off or counterclaim) and the legal relationship established by this Agreement.

10. SIGNATURE

Place: São Paulo	Place: Copenhagen
Date: 09/09/2016	Date: 9/9-2016
For LX Sports Marketing LTDA:	For NABUfit Global ApS:
Dayhan Moraes Silva	B. Mertz

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